Exhibit 10.19

ACCOUNTS RECEIVABLE AND BANK ACCOUNT PLEDGE AGREEMENT

BY AND BETWEEN

QUALYTEXTIL S/A,

as Pledgor,

AND

WACHOVIA BANK, NATIONAL ASSOCIATION

as Pledgee

May 13, 2008.

ACCOUNTS RECEIVABLE AND BANK ACCOUNT PLEDGE AGREEMENT

This Accounts Receivable and Bank Account Pledge Agreement (the “Agreement”), is made by and between:

(a)           QUALYTEXTIL S/A, a corporation (sociedade por ações), duly organized and existing in accordance with the laws of Brazil, with its head office located at the City of Salvador, State of Bahia, at Rua Luxemburgo, s/n.º, Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under no. 04.011.170/0001-22 (hereinafter referred to as “Pledgor”), herein represented in accordance with its corporate documents; and

(b)           WACHOVIA BANK, NATIONAL ASSOCIATION, duly organized and existing in accordance with the laws of New York, with its registered office at 12 East 49th Street, 43rd Floor, New York, New York 10017 (hereinafter referred to as “Pledgee”), herein represented in accordance with its corporate documents.

Pledgee and Pledgor are hereby individually referred to as a "Party" and collectively as "Parties",

WHEREAS, pursuant to the Loan Agreement, dated July 7, 2005, as amended by the Third Modification Agreement and Reaffirmation of Guaranty dated of even date hereof entered into by and between Lakeland Industries, Inc. (“Lakeland”) and the Bank (the “Credit Agreement”), the Bank has agreed to loan to Lakeland a $ 30,000,000 revolving line of credit to be used for the purchase by Lakeland do Brasil Empreendimentos e Participações Ltda. (“Lakeland do Brasil”) of the totality of shares of Pledgor (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”);

WHEREAS after the execution of a Share Purchase Agreement by and among Lakeland, Lakeland do Brasil, Pledgor, and its shareholders, Lakeland do Brasil shall be the legal owner of 1,507,701  shares, being 1,492,624 shares of common stock and 15,077 shares of Class A preferred stock, without par value, representing in the aggregate, 100% of the capital stock of  Pledgor;

WHEREAS, the payment of all amounts owed to Pledgee pursuant to the Credit Agreement and any of the other documents referred therein shall be secured by the pledge over certain receivables of Pledgor, among other guaranties;

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:

1.             Rules of Construction.  (a)   Capitalized terms used and not otherwise defined in this Agreement are used herein with the same meanings ascribed to such terms in the Credit Agreement. All terms defined in this Agreement in the singular shall have the same meaning when used in the plural and vice versa. All terms defined in this Agreement shall have the defined meanings contained herein when used in any other document made or delivered pursuant hereto.

(b)           Any reference in this Agreement to “continuing” in relation to an Event of Default shall be construed as meaning that the relevant Event of Default has not been remedied (if capable of remedy), cured (if capable of cure), waived (if constituting a breach of covenant) or otherwise terminated.

2.             Pledge; Grant of Security Interest.  In order to secure the payment of all amounts owed to Pledgee under the Credit Agreement and any of the other credit documents, with interest at the rates set forth therein and the full performance by Pledgor of all of the other terms, covenants and obligations set forth in the Credit Agreement or herein (the “Secured Obligations”), Pledgor hereby unconditionally and irrevocably pledges, assigns, transfers and gives as security interest to Pledgee, pursuant to the provisions of Article 1,419 to 1,437 and 1,451 et seq. of the Brazilian Civil Code, all of its present and future credit rights against Banco Itaú S.A. (“Itaú”) with respect to account n. 21707 held by Pledgor with branch n. 1576 of Itaú and against Banco do Brasil S.A (“Banco do Brasil” and together with Itaú, the “Depositaries”) with respect to account n. 000.027.881-5, held by Pledgor with branch n. 3429-0 of Banco do Brasil (the “Accounts”), in which Pledgor undertakes to deposit or to cause to be deposited all amounts received by Pledgor in relation to: (i) all incomes, rents, revenues, profits, proceeds, accounts receivable, security deposits and other benefits, present or future, derived from its activities and trading business, (ii) all proceeds from insurance payable to the Pledgor, whether or not such insurance coverage is specifically required under the terms of the Credit Agreement, (iii) all proceeds arising on account of condemnation of any of its properties, and recoveries for any diminution in the value of its properties and (iv) to the extent not included in the foregoing items, all proceeds and products of the property referred to in items above and whatever is received upon any exchange, sale or other disposition of any of such property, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing and any and all documents or instruments related thereto, (the "Pledged Rights").

2.1.           For purposes of Article 1,424 of the Brazilian Civil Code, it is expressly covenanted by the Parties that the principal conditions and characteristics of the Secured Obligations are those established in the Credit Agreement. The total estimated principal amount of the Secured Obligations, the final maturity date and the interest rates provided in the Credit Agreement for such Secured Obligations are, on this date, those set forth in Exhibit A hereof.

2.2.           In order to clearly evidence the pledge being granted hereunder, and as per Article 1,452, sole paragraph of the Brazilian Civil Code, Pledgor symbolically delivers (traditio ficta) the Pledged Rights in pledge to Pledgee, by delivery to Pledgee of a duly certified copy of the agreement between Pledgor and the Bank for the opening of the Accounts, as well as certified copies of the documents evidencing the existence of the Pledged Rights.

3.             Restriction on Transfer and Encumbrance.  During the term of this Agreement, Pledgor may not dispose of, sell, assign, transfer, lend, swap, or convey to the capital stock of companies, establish any usufruct or common trust, create any other lien, encumbrance or collateral security in addition to the pledge contracted herein, or otherwise dispose of, fully or partially, directly or indirectly, free of charge or for remuneration, of the Pledged Rights, the Depositaries undertaking not to give effect to any of such acts that have been performed without the necessary previous written consent from Pledgee, according to the terms of the Credit Agreement.

4.             Registration of the Pledged Rights.  Pledgor shall, within twenty (20) days after the execution of this Agreement, cause this Agreement to be registered with the competent Registries of Titles and Deeds (Cartórios de Registro de Títulos e Documentos) in Brazil and deliver to Pledgee evidence of such registration.

4.1.           Pledgor shall pay all expenses incurred in connection with such registrations.

5.             Representations and Warranties.  Pledgor hereby represents and warrants to Pledgee, as follows:

(a)
This Agreement constitutes a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, and the security interest created hereby will, constitute a legal, valid and perfected first priority security interest in the Pledged Rights, enforceable in accordance with its terms against all creditors of  Pledgor, in each case as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights generally; provided, however, that any security interest created hereby in any Pledged Right which has not been issued to, or received or acquired by, Pledgor on or before the date hereof shall be deemed to have been created, perfected and to be in full force only after such Pledged Right is issued to, or received or acquired by, Pledgor;

(b)
The execution, delivery, performance and grant of the security interest created hereby have been duly authorized by all necessary corporate actions on the part of Pledgor and do not and will not (i) violate any provision of any charter or other organizational documents of Pledgor, (ii) conflict with, result in a breach of, nor constitute  a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to any material contractual obligation of Pledgor, nor violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of Pledgor or any income or profits therefrom, except for the lien created under this Agreement;

(c)	Pledgor is the legal and record owner of the Pledged Rights, free from any liens other than those contemplated herein; and

(d)	The Pledged Rights held by and pledged by Pledgor hereunder are within its disposition and control.

6.           Covenants.  Pledgor covenants and agrees with Pledgee, until termination of this Agreement and release of the obligations hereunder, in accordance with Section 15 hereof, as follows:

(a)
Pledgor will execute, acknowledge and deliver, at its sole cost and expense, all such further acts, deeds, or documents as Pledgee shall from time to time reasonably request, which may be necessary in the judgment of Pledgee to assure, perfect, and grant to Pledgee the security interests and other rights conveyed or assigned hereunder. All reasonable costs and expenses in connection with the grant or continuation of any security interests hereunder, including reasonable legal fees and other reasonable costs and expenses in connection with the grant, registration, perfection, maintenance or continuation of any security interests hereunder or the preparation, execution, delivery, recordation or filing of documents and any other acts of Pledgee may reasonably request in connection with the grant, registration, perfection, maintenance or continuation of such security interests, shall be paid by Pledgor promptly upon demand. Pledgor will not enter into or become subject to any agreement which would impair its ability to comply, or which would purport to prohibit it from complying, with the provisions hereof;

(b)
upon the occurrence and continuation of an Event of Default, as may be evidenced by written notice from Pledgee to Pledgor, pursuant to Section 17 below (irrespective of any notice to the contrary), comply with all written instructions received from Pledgee in connection with the exercise by Pledgee of the remedies set forth in Section 11 hereof;

(c)
promptly inform Pledgee by written notice of the occurrence of (i) any event which could be expected to cause material reduction of the Pledge created hereby or (ii) any other event within the knowledge of Pledgor that could be expected to cause a material reduction of the aggregate value of the Pledged Rights;

(d)
indemnify and hold Pledgee harmless against any and all claims, suits, liabilities, damages and costs of any nature, including reasonable and properly documented attorneys’ fees, arising out of or in any way connected with the title to the Pledged Rights, except to the extent such claims, suits, liabilities, damages and costs are caused by the negligence or willful misconduct of Pledgee, it being agreed and understood that such indemnification obligation shall remain valid notwithstanding the termination of this Agreement with respect to events taking place before termination, subject to the relevant statute of limitations under applicable law;

(e)	Pledgor shall, at all times, maintain the Accounts open and active until the termination of this Agreement in accordance with the provisions hereof; and

(f)
Within 90 (ninety) days as of the date hereof Pledgor shall deposit, or cause to be deposited, exclusively in the Accounts, all amounts received by Pledgor in relation to the Pledged Rights received by the Pledgor. For this purpose, Pledgor shall have instructed all persons or entities owing any of the Pledged Rights to Pledgor to make any and all payments due to Pledgor to the Accounts and Pledgor further undertakes to instruct any future parties to make any and all payments to the Accounts.

7.             Obligations with Respect to Third Party Act.  As soon as Pledgor becomes aware of the existence of any third party act which may lead to a threat of encumbrance and/or effectively result in the encumbrance of the Pledged Rights (“Third Party Act”), Pledgor shall inform Pledgee of such Third Party Act, providing it with the information and documents available to it. Pledgor undertakes to adopt all applicable judicial and/or extrajudicial measures to preserve and maintain the integrity and validity of the pledge created pursuant to this Agreement, and/or fully recompose or replace such pledge, by means of other bank accounts so that it remains always in full force the pledge over the Pledged Assets.

7.1.           In the judicial execution actions brought against the Pledgor by third parties, the Pledgor is required to make its best endeavors to enforce the pledge created pursuant to this Agreement, undertaking for such: (a) not to indicate the Pledged Rights for attachment, (b) to timely challenge any attachment of the Pledged Rights, in all jurisdiction levels, by filing applicable appeals, (c) to timely submit the applicable defenses in the execution, (d) not to hinder the exercise of the rights by Pledgee, but to collaborate with Pledgee for such rights to actually prevail, (e) to inform Pledgee of the existence of any execution or collection action filed against it, the amount of which is equal to or higher than US$ 500,000.00 (five hundred thousand United States dollars), even if there is no attachment of the Pledged Rights immediately, but always within at most 5 (five) business days after becoming aware, by any means, of the existence of said executions or actions, and (f) to send, whenever requested, reports to Pledgee with updated information on the status of the execution or collection actions filed against Pledgor, involving an amount equal to or higher than US$ 500,000.00 (five hundred thousand United States dollars). For purposes of this clause, “collection action” means any procedural, administrative or judicial means, including the arbitral means, in which a party requests that the Pledgor be sentenced to pay any debt for an amount equal to or higher than said amount.

8.             Appointment and Duties of Depositaries.  Pledgor shall cause the Depositaries to execute and deliver to Pledgee a deposit account agreement substantially in the form of Exhibit B (“Deposit Account Agreement”), with respect to the Accounts whereby the Depositaries will accept appointment as depositaries of the amounts deposited in the Accounts, pursuant to Article 627 et seq. of the Brazilian Civil Code, assuming full responsibility for the safety, control, maintenance and preservation of the Accounts and the funds deposited therein in accordance with the terms and conditions set forth therein. Pledgor undertakes to endeavor its best efforts to cause the Depositaries to execute the Deposit Accounts Agreement within 30 (thirty) days from the date hereof. In case the Depositaries does not agree to the conditions of the Deposit Account Agreement, the Parties shall negotiate alternatives that accomplish the same goals herein, that is ensuring the existence and enforceability of the Pledge created hereby that accomplish.

9.             Undertakings With Respect to the Depositaries.  During the term of this Agreement, Pledgor shall cause the Depositaries to receive any and all amounts that shall be deposited by or on behalf of Pledgor in the Accounts, effect the transfers set forth herein and carry on its duties for the proper maintenance and preservation of the funds existing in the Accounts with due regard to Section 6(f) above.

10.           Withdrawals and Transfers from Accounts.

(a)	Upon the occurrence and continuance of an Event of Default, any and all transfers from the Accounts shall be made upon prior written express authorization of Pledgee.

(b)
Upon the occurrence and continuance of an Event of Default, the amounts to be transferred from the Accounts shall be calculated by Pledgor and communicated to the Depositaries and Pledgee by Pledgor in writing at least three (3) business days prior to each date on which a transfer is to be made, which writing shall state that (i) such transfer is being made in accordance with the provisions and requirements hereof, and (ii) no Event of Default then exists.

(c)
Not later than the 5th business day of each month, Pledgor shall provide Pledgee with a statements of the Accounts, describing: (i) the amounts deposited in the Accounts since the date of the last such report, so long as any amounts have been deposited in, withdrawn from or transferred to or from the Accounts, (ii) accrued amounts existing in the Accounts as from its opening, (iii) the investments of the funds of the Accounts made since the date of the last such report and any revenues and gains obtained therewith, and (iv) the balance existing in the Accounts, as well as the withdrawals made during the relevant period, so that Pledgee is fully informed and updated in respect of the Accounts, as well as of the total amounts and investments subject to the lien created hereunder. Pledgor shall maintain such reports reflecting such amounts, investments and funds described in the preceding sentence held in the Accounts.

11.           Rights and Powers of Pledgee Upon an Event of Default.

(a)
Pledgor hereby irrevocably appoints Pledgee as its true and lawful attorney-in-fact (the same being coupled with an interest) with full power of substitution to, upon the occurrence and continuation of an Event of Default, instruct the Depositaries to, without being required to give any notice, without limitation and in addition to any and all rights with respect to the Pledged Rights granted to Pledgee hereof:

(i)            instruct the obligor or obligors on or any counterparties to any agreement, instrument or other obligation in respect of or relating to Pledgor or the Pledged Rights to make any payment required by the terms of such instrument, agreement or obligation to Pledgee;

(ii)           direct Pledgor or the Depositaries in writing to deliver the Pledged Rights or any part thereof to Pledgee at any place or places designated by Pledgee;

(iii)           withdraw or transfer any and all cash and apply such cash for the payment of the Secured Obligations in accordance with the terms of the Credit Agreement; and

(iv)           sell, assign or otherwise liquidate the Pledged Rights or any part thereof and apply the same for the payment of the Secured Obligations in accordance with the terms of the Credit Agreement, in each case, returning to Pledgor any sums exceeding the Secured Obligations.

(b)
Promptly after the cessation of an Event of Default, Pledgee shall send written notice of such cessation to the Depositaries, which shall immediately and conclusively rely on such notice to act pursuant to the instructions it receives from Pledgor with respect to the respective Accounts.

12.           Default and Remedies.  Upon the occurrence and continuation of an Event of Default, Pledgee is hereby irrevocably authorized and entitled to, dispose of, collect, receive, appropriate and/or realize upon the Pledged Rights (or any part thereof) and may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Rights or any part thereof at such price and upon such terms and conditions as it may deem appropriate, irrespective of any prior or subsequent notice to Pledgor, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for payment of the Secured Obligations, returning to Pledgor any sums exceeding the Secured Obligations.

13.           Amendments with Respect to the Secured Obligations.  Pledgor shall remain obligated hereunder, and the Pledged Rights shall remain subject to the security interests granted hereby, at all times until the termination of this Agreement pursuant to Section 15 below, notwithstanding  the occurrence of any of the events below, without notice to Pledgor:

(a)
the liability by Pledgor or any person to any part of the Secured Obligations, or any security or guarantee with respect thereto, is, at any time, in whole or in part, renewed, extended, amended, modified, accelerated, reimbursed or released by Pledgee;

(b)	the Credit Agreement is amended, modified or supplemented, in whole or in part; and

(c)	any guaranty or rights at any time held by Pledgee for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.

14.           Rights and Remedies. When pursuing its rights and remedies hereunder, Pledgee may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any security for or guaranty of the Secured Obligations. The failure by Pledgee to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such security or guaranty, or any release of such third party or of any such security or guaranty shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies of Pledgee.

15.           Termination and Release. When the Secured Obligations have been indefeasibly satisfied in full and all obligations under the Credit Agreement have been terminated, and no other amount is then outstanding  or owing to Pledgee under the Credit

Agreement, then this Agreement shall be considered terminated and the security interests created hereby be released, at the Pledgor's expense, without notice to or consent by Pledgee; otherwise, this Agreement and the security interests created hereby shall remain in full force and effect.  Pledgee, upon the Pledgor's request, in accordance with this Section, shall promptly execute and deliver to Pledgor, at the Pledgor’s expense, all documents reasonably necessary to evidence the release of such guarantee.

16.           Costs and Expenses.  Pledgor hereby agrees to immediately reimburse Pledgee for all reasonable, actual and documented costs and expenses incurred in connection with and necessary for the perfection of the pledge granted hereby, as well as any amendments to and/or enforcement of this Agreement.

17.           Notices.  Any and all notices, requests, authorizations and demands to be effective or transmitted under this Agreement shall be in writing (or by fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by courier or registered letter or (b) if by fax or similar electronic transfer, when sent and receipt has been confirmed.  If to Pledgor or to Pledgee, such notices, requests, authorizations and demands shall be addressed to the following addresses or transmission numbers:

Pledgee:
Wachovia Bank, National Association
Law Department
12 East 49th Street, 43rd Floor
New York, New York 10017
U.S.A.
Attention: Chief Counsel
Tel: ___________________
Fax: ____________________

Pledgor:	QUALYTEXTIL S/A
Rua Luxemburgo, s/nº
Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano
Salvador, Bahia
Brazil
Attention: Mr. Miguel Antonio dos Guimarães Bastos
Fax: (55 71) 3390-3001

18.           Clearance Certificates.  In accordance with and for the purposes of Decree n. 3,048, of May 6, 1999, Pledgor herein delivered to Pledgee the Debt Clearance Certificates (Certidão Negativa de Débito) issued by the Social Security Agency (Instituto Nacional de Seguridade Social) under n. 223942008-04001010, stating that all its obligations with social security are duly complied with up to the date specified therein and Pledgor herein delivered the Clearance Certificate of Federal Debt (Certidão Conjunta Negativa de Débitos Relativos a Tributos Federais e à Dívida Ativa da União) issued by the Brazilian Federal Revenue (Receita Federal do Brasil) under n. C412.4111.1061.3B97.

19.           Waivers and Amendments. Notwithstanding any provisions of this Agreement, no amendment to any provision of this Agreement shall be effective unless the same shall have been signed by all Parties.

20.           Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. Where provisions of any applicable law resulting in such prohibition or unenforceability may be waived, they are hereby waived by Pledgor and Pledgee to the full extent permitted by applicable law so that this Agreement shall be deemed a valid and binding agreement, and the security interest created hereby shall constitute a continuing and perfected first priority lien on the Pledged Rights, in each case enforceable against Pledgor in accordance with its terms.

21.           Complete Agreement; Successors and Assigns. This Agreement constitutes the final agreement among the Parties regarding the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. At any time during the term of this Agreement, Pledgee may assign or transfer all or part of its rights and obligations hereunder. However, Pledgor may not assign or transfer any of its rights or obligations under this Agreement.

22.           Waiver of Immunity. To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or any of the Pledged Rights pledged by it pursuant to this Agreement, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law.

23.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding to resolve any dispute or controversy related to or arising from this Agreement.

24.           Specific Performance. The Parties acknowledge for all purposes and effects of the law, that this Agreement, individually, and/or together with the Credit Agreement, and/or together with Promissory Notes, constitutes an extra-judicial title, pursuant to the terms of Article 585 of the Brazilian Civil Procedure Code and, for the purposes hereof, Pledgee, may seek the specific performance of the obligations undertaken herein by Pledgor, as provided in Articles 461, 461-A, 621, 632 and 639 of the Brazilian Civil Procedure Code.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement, in 03 (three) counterparts of equal content, to be duly executed in the presence of the undersigned witnesses.

São Paulo, May 13, 2008.

QUALYTEXTIL S/A

By:	/s/ Miguel G. Bastos	By:	/s/ Elder Marcos Vieira da Conceicao
Name:	Miguel G. Bastos	Name:	Elder Marcos Vieira da Conceicao
Title:	CFO	Title:	CEO

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Roger Grossman
Name:	Roger Grossman
Title:	Vice President

Witnesses:

Name:	Name:
ID:	ID:

EXHIBIT A

CONDITIONS AND CHARACTERISTICS OF THE SECURED OBLIGATIONS

1)	TOTAL PRINCIPAL AMOUNT OF THE SECURED OBLIGATIONS

A sum not to exceed US$ 30,000,000.00 (thirty million United States dollars).

2)	INTEREST RATE OVER THE AMOUNT EFFECTIVELY DISBURSED:

Based on either LIBOR or LIBOR Market Index Rate, plus the Applicable Margin (equal to the percentage set forth in the table based on Borrower’s Funded Debt to EBITDA Ratio), more particularly described in the Second Amended and Restated Promissory Note attached hereto as Exhibit A.1

3)	MATURITY DATE OF INTEREST:

Monthly payments of interest only commencing June 2, 2008, final payment of all accrued interest on July 7, 2010

4)	REPAYMENT OF THE PRINCIPAL AMOUNT:

Final payment of principal on July 7, 2010

5)	PENALTY IN AN EVENT OF DEFAULT:

Interest rate plus 3%.

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EXHIBIT A.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

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EXHIBIT B

FORM OF DEPOSIT ACCOUNT AGREEMENT

To: _________________________________
Delivered personally

Re:	Account n. _________________
Branch _____________________
and

Accounts Receivable and Bank Account Pledge Agreement, dated as of [●] (as amended or supplemented from time to time, the “Agreement”), entered into by and between Qualytextil S/A (the “Pledgor”) and Wachovia Bank, National Association (the “Pledgee”).

Dear Sirs:

Please be advised that, pursuant to the Agreement referenced above, all credit rights of Pledgor for any and all amounts (the “Pledged Rights”) from time to time held in or deposited in our account n. ________________, with branch n. ___________ with this institution (the “Account”) have been pledged in favor of the Pledgee. Capitalized terms used but not defined herein shall have the same meanings set forth in the Agreement.

Pledgor hereby irrevocably instructs you to observe all provisions of the Agreement and, upon the occurrence of an Event of Default under the Credit Agreement, as evidenced to you by a written notice from Pledgee (regardless of any notice to contrary by Pledgor), (i) pay over and transfer upon a written request from Pledgee any and all Pledged Rights to or to the order of Pledgee pursuant to the instructions contained in such written request, and (ii) act as a “Depositary” (as defined in the Agreement) pursuant to the instructions of Pledgee with respect to any and all matters relating to the Account, including, without limitation, the segregation of the Pledged Rights in other separate account(s) in accordance with the terms and conditions of the Agreement.  For such purposes, please find attached a copy of the Agreement, executed both in English and Portuguese languages. Promptly after the cessation of an Event of Default, Pledgee shall send written notice of such cessation to you and you shall immediately and conclusively rely on such notice in determining whether to act pursuant to the instructions you receive from Pledgor with respect to the Account. This

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Deposit Account Agreement and the instructions contained herein may not be revoked, amended or modified without the written consent of Pledgee.

Notwithstanding anything herein to the contrary, the Depositary shall be permitted to act in accordance with the determinations of any court order or judicial decision binding on the Depositary and/or the Pledged Rights without being required to dispute such court order or judicial decision.

Yours truly,

QUALYTEXTIL S/A

By:	/s/ Miguel G. Bastos
Name:	Miguel G. Bastos
Title:	CFO

By: /s/ Elder Marcos Vieira da Conceicao
Name: Elder Marcos Vieira da Conceicao
Title: CEO

Agreed and acknowledged:

By:	By:
Name:	Name:
Title:	Title:

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